Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616

Mark F. Strauss, Esq. appointed to
Fulton Financial Corporation Board of Directors

(January 20, 2016) -- LANCASTER, PA. - Mark F. Strauss, Esq., of Hillsborough, NJ, was elected to the board of directors of Fulton Financial Corporation (NASDAQ: FULT), effective January 19, 2016.
Since 2010, Mr. Strauss has served as a Senior Vice President of Corporate Strategy and Business Development at American Water Works Company, Inc. (NYSE: AWK), the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. From December 2006 to September 2010, Mr. Strauss served as President of American Water Enterprises, which owns and operates several of American Water’s market-based businesses.
“Mark has been instrumental in helping to guide American Water for the benefit of its shareholders,” said E. Philip Wenger, chairman, president and chief executive officer. “In addition, he has served on the board of our banking subsidiary, Fulton Bank of New Jersey. His understanding of publicly held companies and the financial services industry, coupled with his experience in corporate strategy and business development, make him a very valuable addition to Fulton Financial’s board of directors.”
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.